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                                                                     EXHIBIT 8.1


                    [Simpson Thacher & Bartlett Letterhead]


                                                                 April 26, 1999


XL Capital Ltd
Cumberland House
One Victoria Street
Hamilton, Bermuda HM 11


                       Re:  Merger of Dasher Acquisition Corp.
                            with and into NAC Re Corp.

Ladies and Gentlemen:

          You have requested our opinion, as counsel to XL Capital Ltd, a Cayman Islands company ("XL"), as to the material United States federal income tax consequences of the merger (the "Merger") of Dasher Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of XL ("Merger Sub"), with and into NAC Re Corp., a Delaware corporation ("NAC Re"), pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of February 15, 1999, as amended by Amendment No. 1, dated as of April 26, 1999 (as amended, the "Merger Agreement"), by and among XL, Merger Sub and NAC Re. This opinion is being delivered as an exhibit to the registration statement on Form S-4 (the "Registration Statement") filed by XL with the Securities and Exchange Commission on April 26, 1999 containing the Proxy Statement/Prospectus of NAC Re and XL relating to the Merger (the "Proxy Statement/Prospectus"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.


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                                        2                         April 26, 1999


          In delivering this opinion letter, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate to form the basis for the opinions expressed herein. In addition, as to certain facts material to our opinions, we have relied upon the accuracy of written representations made by an authorized officer of each of XL and NAC Re in letters dated the date hereof and addressed to us, copies of which are attached hereto as Exhibits A and B, respectively. Our opinions are conditioned upon, among other things, the accuracy and completeness, as of the date hereof and as of the Effective Time, of the facts, information, covenants and representations referred to above.

          In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. In rendering our opinions, we also have assumed that the Merger and the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (i) in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein has been or will be waived or modified in any respect and (ii) as described in the Proxy Statement/Prospectus. Any change in the facts set forth or assumed herein could affect our conclusions. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of

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                                        3                         April 26, 1999


this opinion. Consequently, our opinion does not take into account any matters not set forth herein which might have been disclosed by independent verification.

          Based upon and subject to the foregoing, we are of the opinion that:
(i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; (ii) XL, Merger Sub and NAC Re will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) XL will not be disqualified from being treated as a corporation for United States federal income tax purposes under Section 367(a) of the Code; and (iv) subject to the qualifications set forth therein, the statements set forth in the Proxy Statement/Prospectus under the caption "The Proposed Merger--Material United States Federal Income Tax Consequences", insofar as they purport to constitute summaries of United States federal income tax law or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

          These opinions may not be applicable to NAC Re stockholders who receive their XL Ordinary Shares pursuant to the exercise of employee stock options or otherwise as compensation, who are not citizens or residents of the United States, or who own five percent (5%) or more of the total voting power or the total value of the outstanding stock of NAC Re.

          Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and other relevant judicial and administrative rulings or pronouncements, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.


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                                        4                         April 26, 1999


          We are members of the Bar of the State of New York and we do not express any opinions herein concerning any law other than the federal law of the United States. In addition, except for the opinions set forth herein, we do not express any other opinions in connection with the Merger or the transactions contemplated by the Merger Agreement or described in the Proxy Statement/Prospectus.

          This opinion letter (and the opinions expressed herein) may not be relied upon by you or used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. We hereby consent to the filing this opinion letter as an exhibit to the Proxy Statement/Prospectus and to the use of our name in the Proxy Statement/Prospectus under the captions "The Proposed Merger--Material United States Federal Income Tax Consequences" and "Legal Matters".

                                           Very truly yours,

                                           /s/ SIMPSON THACHER & BARTLETT

                                           SIMPSON THACHER & BARTLETT